Exhibit 23.3

CONSENT AND REPORT OF INDEPENDENT AUDITOR

We hereby consent to the use in this Registration Statement of Bradford Bancorp, Inc. and the applications on Form AC and Form H-(e)1-S of our report which includes our reliance on other auditors, dated February 7, 2006, except for the restatement of the consolidated financial statements for the effects of the poolings of interests as described in Note 1 to the consolidated financial statements, as to which the date is September 21, 2007, relating to the consolidated financial statements of Bradford Bank, MHC and Subsidiaries, and to the reference to our firm under the caption “Experts” in the Prospectus.

Baltimore, Maryland

October 15, 2007